Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-27739, 333-56975, 333-67441, 333-83561, 333-45710, 333-68322, 333-96899, 333-118819, 333-03456, and 333-137944 on Form S-8 of our reports dated April 17, 2008, relating to the financial statements of Cost Plus, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards) and the effectiveness of its internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cost Plus, Inc. for the year ended February 2, 2008.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

April 17, 2008